                                                                      EXHIBIT 11

                          PAC RIM HOLDING CORPORATION

                       COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in Thousands, Except Per Share Data)
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

                                           Year Ended December 31,
                                     ----------------------------------
                                          1996        1995     1994
                                          ----        ----     ----
Primary:
Average shares outstanding                9,528      9,528     9,528
Net effect of dilutive stock
 warrants and options--based on
  modified treasury stock method
  using average market price              2,801      2,852
                                       --------    -------    ------
Totals                                   12,329     12,380     9,528
                                       ========    =======    ======

Net income (loss)                      $(15,900)    $  575    $1,158
 add interest on retirement
  convertible debenture, net of tax         821        861
                                       --------    -------    ------
Net income (loss) for primary
 earnings per share                     (15,079)   $ 1,436    $1,158

Per share income (loss) amount*          $(1.67)     $0.06     $0.12
                                       ========    =======    ======

Assuming full dilution:
Average shares outstanding                9,528      9,528     9,528
Net effect of dilutive stock
  warrants and options--based on
  modified treasury stock method
  using closing market price              2,801      2,852

Assumed conversion of convertible
 debenture                                7,273      7,273
                                       --------    -------    ------
Totals                                   19,602     19,653     9,528
                                       ========    =======    ======

Net income (loss)                      $(15,900)      $575    $1,158
Add interest on conversion of
 convertible debenture, net of tax        1,414      1,522       861
Add interest income from excess
 funds on conversion, net of tax            392        471
                                       --------    -------    ------
Net income (loss) for fully diluted
 earnings per share                    $(14,094)   $ 2,568    $1,158
                                       ========    =======    ======

Net share income (loss) amount*          $(1.67)     $0.06     $0.12
                                       ========    =======    ======

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*The common stock equivalent shares arising from the effects of stock options, warrants, and convertible debentures were antidilutive for the year ended December 31, 1996, therefore, 9,528,000 are used for the calculation of primary and fully diluted earnings per share.